Exhibit 10(s)

ASSET PURCHASE AND LICENSE AGREEMENT

ASSET PURCHASE AND LICENSE AGREEMENT (this “Agreement”) dated as of December 29, 2005 (the “Effective Date”), by and between Acxiom Corporation, a Delaware corporation (“Acxiom” or “Seller”), and EMC Corporation, a Massachusetts corporation, and EMC (Benelux) B.V., S.à.r.l., a Luxembourg limited liability company (together, "EMC" or “Buyer”).

In consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Seller and Buyer each hereby agree as follows:

1.         Acquired Assets. Seller, by this Agreement, does hereby convey, sell, transfer, assign, grant, release, set over, confirm and deliver to Buyer all of Seller’s right, title and interest in and to the following assets, properties, privileges, business and rights (of every nature and description, tangible or intangible, real, personal or mixed and wherever situated, located or existing) (collectively, the “Acquired Assets”):

(a)         The technology described on Exhibit 1(a) hereto, including without limitation all current, future and prior versions of such technology and all derivative works of such technology (collectively, the “Base Technology”), and all know how, trade secrets, proprietary information, product documentation, software, methodologies, processes, tools, diagnostic, test and maintenance aids that are or have been used in connection with the development, licensing, maintenance or distribution of the Base Technology or are necessary for Buyer to develop, manufacture, maintain or distribute the Base Technology or any derivative works thereof, in each case, in order to permit Buyer, to the maximum extent possible, to develop, manufacture, maintain, distribute, or engage in similar activities with respect to the Base Technology in the future, or any derivative works thereof;

(b)        (i) All patents and patent applications, issued or pending, worldwide assigned to Seller claiming subject matter related to the Base Technology, if any; and (ii) all copyrighted materials and works-for-hire owned by Seller related to the Base Technology. Seller shall execute and deliver such instruments and take such other action as may be requested by Buyer to perfect or protect Buyer's intellectual property rights in the Acquired Assets and to carry out the assignments contemplated in this Section 1, and shall reasonably assist Buyer at Buyer's expense and their respective nominees to secure, and maintain, for Buyer's own benefit all such intellectual property rights in the Acquired Assets in any and all countries. Seller shall reasonably cooperate with Buyer at Buyer's expense in the filing and prosecution of any patent or copyright applications that Buyer may elect to file on the Acquired Assets.

(c)          To the extent permitted under such agreements, the software license and maintenance agreements (and all rights and obligations of Seller thereunder) of Seller for third party software and/or technology included in or related to the Base Technology (collectively, the "Included License Agreements"); provided that all software license and maintenance agreements for third party software and/or technology included in or related to the Base Technology which are not assignable or transferable hereunder or sufficient in scope to cover the Acquired Assets and the Business (as defined below) (collectively, the "Excluded License Agreements" and, together with the Included License Agreements, the “License Agreements”) shall be listed in Exhibit 1(c) hereto along with the Included License Agreements and, with respect to each such Excluded License Agreement, Seller agrees that (i) within two (2) years of the date of this Agreement or upon Buyer’s exercise of its option to acquire the Division in accordance with the provisions of this Agreement, whichever shall occur sooner, Seller shall, at its own expense, either negotiate an Included License Agreement with respect to the content of such Excluded License Agreement or develop internally or obtain from an alternate source and under an Included License Agreement substantially equivalent technology for inclusion in the Acquired Assets and assign such Included License to Buyer as an Acquired Asset at no additional charge, provided that any applicable license fees and/or royalties shall be treated in a manner consistent with the treatment of such fees in such Excluded License Agreement and provided further that Buyer and Seller shall mutually agree in the Marketing Agreement (as described in Section 16 below) for the appropriate pass through of such license fees and / or royalties or other appropriate treatment, (ii) in the interim, Seller shall provide, at its own expense, such licenses to the content of each Excluded License Agreement as Buyer, the Division and its customers may require to conduct the Business and (iii) in the event that Buyer determines, within 45 days of the date of this Agreement that Exhibit 1(c) should include the listing of additional licenses, Seller shall reasonably cooperate with Buyer to amend such Exhibit 1(c) and to comply with the provisions of this Section 1(c) with respect to any such additional licenses;

(d)        All of Seller’s development and partnership agreements (and all rights and obligations of Seller thereunder) related to the Base Technology, each of which is listed on Exhibit 1(d) hereto, if any (collectively, the “Development Agreements” and, together with the License Agreements, the “Acquired Contracts”);

(e)         With respect to the Base Technology, electronic versions (paper version if electronic version not available) of Seller’s (i) source code, whether in print, magnetically stored, or in some other form, and related materials in the possession of or available to Seller, including, but not limited to, comments, flow charts, documentation, and manuals, and implementation specifics (collectively, “Source Code”), it being understood that Seller’s obligation to deliver actual electronic versions of such Source Code shall be satisfied upon the delivery to Buyer of all versions of such Source Code currently used or relied upon in connection with the development, manufacture, maintenance or distribution of any product or any successor product; provided that Buyer shall have the right to require that Seller deliver, promptly upon Buyer’s request, any prior version or versions of such Source Code in the possession of or available to Seller; (ii) system software which is a part of the Base Technology, except that with respect to system software/build software covered by an Excluded License Agreement, Seller's obligation to Buyer shall be as set forth in 1(c); (iii) build software (package and build tree) except that with respect to build software covered by an Excluded License Agreement, Seller's obligation to Buyer shall be as set forth in 1(c); (iv) release scripts, procedures and documentation; (v) test suites, scripts, procedures and process documentation; (vi) performance documentation, programs and results sets; (vii) product specifications; (viii) functional specifications; (ix) design specifications; and (x) customer service and support documentation and call history (database, if applicable);

(f)         Copies of all competitive analysis or business development information for the Base Technology and any correspondence of Seller related thereto; and

(g)	Copies of all marketing and sales materials of Seller for the Base Technology.

For purposes of this Section 1, EMC Corporation shall be deemed to be the acquiror of all such right, title and interest in the Base Technology in North America and EMC (Benelux) B.V., S.à.r.l. shall be deemed to be the acquiror of all such right, title and interest in the Base Technology everywhere else in the world.

2.         Excluded Assets. Notwithstanding the provisions of Section 1, the Acquired Assets shall not include, without limitation, any assets, properties or privileges of Seller not included in the Acquired Assets including without limitation and for purposes of clarification only, the assets listed on Exhibit 2 hereto and any other part of Seller’s business (the “Excluded Assets”). Without in any way limiting the foregoing and for clarification purposes only, know how, trade secrets, proprietary information, product documentation, software, methodologies, processes, tools, diagnostic, test and maintenance aids that are not included in the Acquired Assets and are or have been used in connection with the development, licensing, maintenance or distribution of the Other Technology and any other part of Seller’s business shall be considered to be Excluded Assets.

3.         Assumed Liabilities. Subject to the terms and conditions of this Agreement, at the Closing, Buyer shall assume and agree to pay, perform, fulfill and discharge the liabilities and obligations associated with the Acquired Assets, if any, which are listed on Exhibit 3 hereto (such liabilities and obligations are hereinafter referred to as the “Assumed Liabilities”).

4.	Excluded Liabilities.

(a)         Notwithstanding the provisions of Section 3, Buyer is not assuming or in any way becoming liable or responsible for any liability of Seller not included in the Assumed Liabilities (collectively, the “Excluded Liabilities”).

(b)        Seller shall retain and be responsible for the performance and discharge of all liabilities and obligations (i) relating to the Excluded Assets or (ii) arising from the ownership of the Acquired Assets prior to the Closing (as defined below).

(c)        Seller agrees that Buyer is purchasing the assets debt-free and will reimburse the Buyer for any debt with respect to the Acquired Assets that is not an Assumed Liability.

5.         Purchase Price. In consideration of the sale, transfer and delivery by Seller to Buyer of the Acquired Assets and of the other agreements of the parties set forth in this Agreement, and subject to the assumption by Buyer of the Assumed Liabilities, if any, Buyer agrees to pay to Seller an aggregate amount of Thirty Million Dollars ($30,000,000.00) (the “Purchase Price”) in cash as follows: (i) Twenty Million Dollars ($20,000,000.00) at Closing; (ii) Five Million Dollars ($5,000,000.00) on April 1, 2006; and (iii) Five Million Dollars ($5,000,000.00) on July 1, 2006, with EMC Corporation contributing Nineteen Million Nine Hundred Forty-Three Thousand Dollars ($19,943,000.00) and EMC (Benelux) B.V., S.à.r.l. contributing Ten Million Fifty-Seven Thousand Dollars ($10,057,000.00) of such aggregate amount. Each payment shall be made by wire transfer of immediately available funds to the account designated by Seller. Seller’s sale of the Acquired Assets constitutes an isolated sale of a non-inventory asset.

6.          Closing. The closing (“Closing”) of the transactions contemplated by this Agreement shall be held at 10:00 A.M. local time at the offices of Buyer, 176 South Street, Hopkinton, Massachusetts as of the Effective Date (the "Closing Date").

(a)	Deliveries at Closing.

(i)	At the Closing, Seller shall deliver to Buyer the following:

(A)	a duly executed counterpart of this Agreement;

(B)        all of the software, product documentation and related marketing material via electronic means;

(C)        all of the Acquired Contracts, with such assignments thereof and consents to assignments (as and if permitted by such agreements) as are necessary or appropriate to assure Buyer of the full benefit of the same; and

(D)        such other instruments of sale, transfer, conveyance and assignment as Buyer shall reasonably request including, without limitation, assignment agreements with respect to all patent, trademark and copyright rights of Seller, if any.

(ii)	At the Closing, Buyer shall deliver to Seller the following:

(A)	a duly executed counterpart of this Agreement;

(B)        such other instruments of assumption as Seller may reasonably request; and

(C)        the portion of the Purchase Price due at Closing by wire transfer of immediately available funds to the account designated by Seller.

7.         Rights of Buyer. Seller hereby constitutes and appoints Buyer the true and lawful attorney of Seller, with full power of substitution, in the name of Seller or Buyer, by, on behalf of and for the benefit of Buyer: (a) to demand and receive from time to time all or any portion of the Acquired Assets and to make endorsements and give receipts and releases for and in respect of the same and any part thereof, (b) to institute, prosecute, compromise and settle any and all actions, litigations (other than litigation against Seller and its affiliates, officers, directors, employees and authorized agents) or governmental or administrative proceedings that Buyer may deem proper in order to collect, assert or enforce any claim, right or title of any kind in or to any Acquired Assets, (c) to defend or compromise any or all actions, litigations or governmental or administrative proceedings in respect of any Acquired Assets, provided, however, that with respect to any claim for which Buyer intends to seek indemnification from Seller under this Agreement, Buyer shall not compromise or settle any such action or litigation without Seller’s prior written consent, which consent shall not be unreasonably withheld, and (d) to do all such acts and things in relation to the matters set forth in the preceding clauses (a) through (c) as Buyer shall reasonably deem appropriate.

8.          Further Assurances. Each of Seller and Buyer shall, from time to time after the Closing and at the reasonable request of the other party and without further consideration, execute and deliver such further instrumentation of transfer and assignment or take such other actions as may be reasonably necessary in order to more effectively consummate the transactions contemplated hereby in an effort to vest in Buyer good and valid title to the Acquired Assets and to give full force and effect to the intent of the parties reflected hereby.

9.          Representations and Warranties by Seller. Seller represents and warrants to Buyer that the representations and warranties contained in this Section 9 are true, correct and complete as of the Effective Date.

(a)         Organization and Standing. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to conduct its business as presently conducted and as proposed to be conducted by it. Seller has at all times complied with all provisions of its Certificate of Incorporation and By-laws, each as currently in effect, and is not in default under, or in violation of, any such provision.

(b)        Authority for Agreement. Seller has full corporate power and authority to execute and deliver this Agreement and to carry out its obligations thereunder. The execution,

delivery and performance by Seller of this Agreement has been duly authorized by all necessary corporate action of Seller and no other action on the part of Seller is required in connection herewith. This Agreement has been duly executed and delivered by Seller and constitutes the valid and legally binding obligation of Seller. The execution and delivery of this Agreement, the compliance with the provisions hereof by Seller, and the consummation of the transactions contemplated hereby, will not (i) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under the Certificate of Incorporation and By-laws of Seller or under any contract, lease, sublease, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, Security Interest or other interest to which Seller is a party or by which Seller is bound or to which its assets are subject, (ii) result in the imposition of any Security Interest upon any assets of Seller or (iii) violate any order, writ, injunction, decree, rule or regulation applicable to Seller, or any of its properties or assets, except in each case, where such conflict, breach, default or other violation would not have a material adverse effect on the ability of Buyer to consummate the transactions contemplated hereby and thereby. For purposes of this Agreement, “Security Interest” means any mortgage, security interest, encumbrance, claim, charge, or other lien (whether arising by contract or by operation of law), other than liens for taxes not yet due.

(c)         Title to Acquired Assets. Except as set forth on Exhibit 1(c), Seller owns the Acquired Assets and Seller has and is conveying to Buyer hereunder, upon delivery to Buyer of the instruments of transfer referred to in Section 6, good and valid title to the Acquired Assets. Except as set forth on Exhibit 9(c), none of the Acquired Assets includes any software distributed under a license that requires as a condition of use, modification or distribution of the software that such software or other software distributed with or combined with the software be (i) disclosed or distributed in source code form; (ii) licensed for the purpose of making the derivative works or (iii) redistributable at no charge (“Open Source Software”).

(d)        Contracts. Seller has furnished to Buyer a correct and complete copy of each Acquired Contract listed on Exhibits 1(c) and 1(d), if any, and identified thereon what if any consents of any person are required to assign the Acquired Contracts to Buyer. Seller has performed all obligations under the Acquired Contracts required to be performed by it prior to the Closing. Seller is not in breach of any material term or provision of any Acquired Contract. To the knowledge of Seller, there does not exist under any Acquired Contract any event of default, except for any event which has not had and is not reasonably likely to have a material adverse effect on the Acquired Assets, and no claim has been made against Seller alleging any event of default. All Acquired Contracts are in full force and effect and enforceable against each party thereto.

(e)         Consents. No consent of any third party is required to be obtained by Seller and no consent, approval, order authorization of, or registration, qualification, designation, declaration or filing with any governmental authority is required in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

(f)         Intellectual Property. All patents, patent applications, copyrights, trade names, trademarks and trademark applications which are owned by or licensed to Seller or in which Seller has an interest that is directly related to the Base Technology (collectively and, together with the know how, trade secrets and proprietary information included in the Base Technology, the "Intellectual Property") are listed on Exhibit 9(f). All of Seller’s patents and registered trademarks that are directly related to the Base Technology have been duly registered in, filed in or issued by the applicable patent office of each country identified in Exhibit 9(f), and have been properly maintained and renewed in accordance with all applicable laws and regulations of each such country. The use of the Intellectual Property contemplated by this Agreement does not require the consent of any other Person except to the extent that any such consent has already been provided by contract or license or except as noted in Exhibit 1(c). Except as noted in Exhibit 1(c), all of Seller’s rights to and interest in the Intellectual Property are freely transferable (except as otherwise provided by law) and are owned exclusively by Seller free and clear of any Security Interests. Except for those items identified in Exhibit 1(c), no other Person has an interest in or right or license to use, or right to acquire or the right to license any other Person to use (whether contingent or otherwise), any Intellectual Property; no claims or demands of any other Person pertaining thereto have been asserted against Seller in writing, and no proceedings have been instituted or are pending or, to the knowledge of Seller, threatened, which challenge Seller’s rights in respect thereof; to the knowledge of Seller, none of the Intellectual Property of Seller is being infringed by another Person, nor are any of them subject to any outstanding order, decree, ruling, charge, injunction, judgment or stipulation; and no claim has been made, or to the knowledge of Seller, is threatened, charging Seller with infringement of any adversely held patent, trademark, trade secret or copyright or other intellectual property. Seller has and is transferring to Buyer valid licenses for all third party software and technology included in the Acquired Assets. All personnel, including employees, agents, consultants and contractors, who have contributed to or participated in the conception and development of any part of Seller’s Intellectual Property rights on behalf of Seller have executed confidentiality, non-disclosure and intellectual property ownership agreements, representative copies of which have, or will be, furnished to Buyer. No current or former partner, director, officer, employee, consultant, independent contractor or affiliate of Seller (or any predecessor in interest) will, after giving effect to the transactions contemplated herein, own or retain any rights in or to any Intellectual Property. No security measures have been implemented in the software of Seller included in the Acquired Assets which would impair operation thereof, except such measures as have been disclosed to Buyer. The Base Technology does not contain any device or feature designed to disrupt, disable, or otherwise impair the functioning of any such software.

(g)        Trade Secrets and Customer Lists. Seller has the right to use, free and clear of any claims or rights of any other Person, all trade secrets, customer lists and secret processes and know-how included in the Acquired Assets required for or used in the marketing of the Base Technology. With regard to the Base Technology and to the knowledge of Seller, Seller is not in any way making an unlawful or wrongful use of any confidential information, know-how, or trade secrets of any other Person.

(h)        Litigation. There is no litigation or governmental or administrative action, suit, proceeding or investigation (domestic or foreign) pending or, to the knowledge of Seller, threatened against Seller and directly related to the Base Technology, Source Code or Acquired Contracts. No claims or demands of any other Person pertaining thereto have been asserted against Seller in writing, and no proceedings have been instituted or are pending or, to the knowledge of Seller, threatened, which challenge Seller’s rights in respect thereof.

(i)         Sufficiency. Seller hereby represents and warrants that this Agreement is sufficient to transfer and convey title to the Acquired Assets to Buyer under applicable law.

(j)         Export Licenses. Seller acknowledges that the Acquired Assets are subject to the export jurisdiction of the United States, specifically the Export Administration Regulations and Export Control Classification Number (ECCN) 5D002. Seller represents that, to Seller’s knowledge, it has complied with all applicable international laws and regulations, including, without limitation, the US Export Administration regulations in the development, use and marketing of the Acquired Assets and in its business relations with third parties concerning the Acquired Assets

(k)        EXCEPT AS OTHERWISE SET FORTH IN THIS SECTION 9, THE ACQUIRED ASSETS AND THE OTHER TECHNOLOGY LICENSE PROVIDED BY THIS AGREEMENT ARE PROVIDED “AS IS”, WITHOUT WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, BY SELLER OR ITS AFFILIATES, INCLUDING, BUT NOT LIMITED TO, ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, COMPLETENESS, ACCURACY, AVAILABILITY, TITLE, NON-INFRINGEMENT, TRADE USAGE, COURSE OF DEALING, OR COURSE OF PERFORMANCE. THE ENTIRE RISK AS TO PERFORMANCE OF THE ACQUIRED ASSETS AND THE OTHER TECHNOLOGY LICENSE ARE WITH BUYER AND THERE IS NO GUARANTEE THAT THE ACQUIRED ASSETS AND THE OTHER TECHNOLOGY LICENSE PROVIDED UNDER THE TERMS OF THIS AGREEMENT WILL MEET THE REQUIREMENTS OF BUYER, BE ERROR FREE, OR OPERATE WITHOUT INTERRUPTION.

10.       Representations and Warranties by Buyer. Buyer represents and warrants to Seller that, to Buyer’s actual knowledge, the representations and warranties contained in this Section 10 are true, correct and complete as of the Effective Date.

(a)         Organization and Standing. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts and has full corporate power and authority to conduct its business as presently conducted. Buyer is not in default under, or in violation of, any provision of its Articles of Organization or Restated By-laws, each as currently in effect.

(b)        Authority for Agreement. Buyer has full corporate power and authority to execute and deliver this Agreement and to carry out its obligations hereunder. The execution, delivery and performance by Buyer of this Agreement has been duly authorized by all necessary corporate action of Buyer and no other action on the part of Buyer is required in connection herewith. This Agreement has been duly executed and delivered by Buyer and constitutes the valid and legally binding obligation of Buyer. The execution and delivery of this Agreement, the compliance with the provisions hereof by Buyer, and the consummation of the transactions contemplated hereby, will not (i) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under the Articles of Organization or Restated By-laws of Buyer or under any contract, lease, sublease, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, Security Interest or other interest to which Buyer is a party or by which Buyer is bound or to which its assets are subject, (ii) result in the imposition of any Security Interest upon any assets of Buyer, or (iii) violate any order, writ, injunction, decree, rule or regulation applicable to Buyer, or any of its properties or assets, except in each case, where such conflict, breach, default or other violation would not have a material adverse effect on the ability of Seller to consummate the transactions contemplated hereby.

11.	Division; Advisory Board; Additional Development.

(a)       As soon as practicable after the Effective Date, Seller hereby agrees to organize and constitute a division of Seller (the “Division”) in which all operations of Seller related to the Business shall be operated and managed. During the term of this Agreement, the Division shall be the sole vehicle for activities of the Seller relating to the Business. The Division shall develop the Business in accordance with the business plan and roadmap (the “Plan”) attached as Exhibit 11(a) (which shall be reviewed by an independent third party mutually selected by Buyer and

Seller as directed by the Advisory Board with respect to those matters identified on Exhibit 11(a)). Seller shall contribute to the Division such assets, including, without limitation, facilities, labs and equipment, and other interests and rights as Seller and Buyer shall mutually agree within thirty (30) days after the Effective Date, as well as such other assets as the Advisory Board shall recommend or require from time to time. Seller agrees that it shall fund research and development efforts within the Division for the Business in accordance with the Plan and at the direction of the Advisory Board (as such terms are defined below). Such assets shall constitute the assets, interests and rights that are necessary or advisable to develop, operate, maintain and grow the Business.

(b)      At the Effective Date, Seller shall assign not fewer than 100 research and development associates (each of whom is identified on Exhibit 11(b)) (the “Assigned Employees”) to work full time on the development of the Business within the Division, which number of employees shall be maintained as full-time employees of the Division during the term of this Agreement from the Effective Date until (i) such time as Buyer and Seller agree to redeploy such associates, or (ii) Buyer elects not to acquire the Division in accordance with Section 13. The Assigned Employees shall report to management of the Division and the Advisory Board (as defined below). In the event of the voluntary resignation by an Assigned Employee from employment with Seller or the dismissal of an Assigned Employee from employment with Seller for misconduct (e.g., fraud, drug abuse, theft) or for good cause shown, Seller will use commercially reasonable efforts to replace such Assigned Employee with an associate of comparable skill and ability as soon as practical. For purposes of this Agreement, “Business” shall mean the development and commercialization of a joint solution for a business intelligence grid (“BIG”), as more fully described in the Plan.

(c)        Seller agrees no later than the date that is thirty (30) days after the Effective Date to establish an advisory board (the “Advisory Board”), which shall have full and complete advisory responsibility for the direction of the operations of the Division including without limitation all matters relating, directly or indirectly to the development, operation, commercialization, maintenance and growth of the Business. The Advisory Board shall consist of six (6) members, three (3) of whom will be designated by each of Buyer and Seller. The Advisory Board shall advise on any of the following: (i) any change, amendment or modification to the Plan, (ii) any allocation by Seller of any indebtedness to the Division; (iii) any sale, transfer, sale or license of any of the assets of the Division, provided that this Section (b)(iii) shall not apply to an indirect sale of the Division as a result of any merger, consolidation, acquisition, sale of substantially all of sellers assets, or any other change of control of Seller; (iv) taking any action or omitting to take any action a result of which would reasonably be expected to be materially detrimental to the business relationships or goodwill of the Division; or (v) establishing the terms of any transactions or allocations of liabilities between Seller and the Division. Management of the Division shall meet with the Advisory Board not less often than each fiscal quarter for a quarterly business review at which projected and actual Division budget and financial information, as well as relevant information concerning progress against the Plan, information about Assigned Employees and such other matters as the Advisory Board shall determine, shall be discussed and evaluated.

(d)	Dispute Resolution.

(i)       The parties acknowledge that several aspects of the relationships among the parties will require mutual agreement and cooperation. In this connection, the parties agree to work together reasonably and in good faith to resolve disagreements and disputes as rapidly as practicable so as not to impair the performance or operations of Business.

(ii)      In the event of a disagreement between EMC and Acxiom arising out of or related to this Agreement, the parties agree to submit such disagreement to the Advisory Board for resolution. The members of the Advisory Board shall negotiate reasonably and in good faith to resolve such disagreement.

(iii)     In the event that the Advisory Board is unable to resolve the disagreement within five (5) business days of the date the issue is submitted to it, the parties agree to submit the disagreement to the Business Sponsors identified on Exhibit 11(d)(iii) for resolution. The Business Sponsors shall negotiate in good faith to resolve the disagreement.

(iv)     In the event that the Business Sponsors are unable to resolve the disagreement within ten (10) business days of the date the issue is submitted to it, the parties agree to submit the disagreement to the Executive Sponsors identified on Exhibit 11(d)(iv). The Executive Sponsors shall negotiate in good faith to resolve the disagreement.

(e)       From time to time, Buyer may engage the Division to perform certain development with respect to Buyer’s proprietary technology, on mutually acceptable terms and conditions. The Hosted Services License and the Division License notwithstanding (as such terms are defined below), in the event that Buyer licenses any additional technology or rights to Seller, in furtherance of any such development by the Division or Seller to perform such development, whether or not in connection with developing or commercializing the Business, including without limitation any license of technology of EMC / Smarts or of VMware, any such additional license (including without limitation any license to any work which constitutes, in whole or in part, a derivative work of such technology) shall not include any independent right of Seller to such technology other than for such development for the exclusive use and benefit of Buyer unless Buyer and Seller shall otherwise expressly agree to license terms therefor.

12.	Licenses; Non-Use of Acquired Assets.

(a)         Seller grants to Buyer a perpetual, transferable, assignable, sublicensable, reproducible license to use the assets and technology identified on Exhibit 12(a) (the “Other Technology”) and all derivative rights of the Other Technology solely in connection with the development or commercialization of the Base Technology to manage and operate the Business (the “Other Technology License”); provided, that Seller agrees that it shall not grant any license to the Other Technology to any person other than Buyer for use in connection with the development or commercialization of the Base Technology.

(b)        Subject to the terms of this Agreement, Buyer grants a non-exclusive, transferable, assignable, sublicensable, reproducible, irrevocable, perpetual, royalty-free license to use the Base Technology and Source Code, and all know how, trade secrets, proprietary information, product documentation, software, methodologies, processes, tools, diagnostic, test and maintenance aids conveyed to Buyer in accordance with Section 1(a) (i) to Seller, on behalf of the Division, to make, use, modify, distribute, create derivative works of and otherwise develop and commercialize the Base Technology and derivative works of the Base Technology solely at the Sellers' facilities by Seller and solely in order to manage and operate the Business (the “Division License”); and (ii) to Seller to use, modify, create derivative works of, and develop and commercialize the Base Technology and such derivative works for use solely in connection with the Hosted Services business of Seller (the “Hosted Services License”). For purposes of this Agreement, “Hosted Services” shall mean (i) a business relationship in which Acxiom provides a customer with data center or computer management operation services that includes the manipulation or transformation of information that provides a customer with business intelligence, and/or (ii) internal business operations of Acxiom that include the manipulation or transformation of information that provides Acxiom with business intelligence for Acxiom’s own use, an Acxiom customer’s use, or for re-sale to third parties; provided, however, that Hosted Services shall not include products or services which are designed primarily to provide information lifecycle management services or products such as those offered by EMC, and shall not include, without limitation, local/remote replication or storage and/or content management software. THE DIVISION LICENSE AND HOSTED SERVICE LICENSE PROVIDED BY THIS PARAGRAPH ARE PROVIDED “AS IS”, WITHOUT WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, BY BUYER OR ITS AFFILIATES, INCLUDING, BUT NOT LIMITED TO, ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, COMPLETENESS, ACCURACY, AVAILABILITY, TITLE, NON-INFRINGEMENT, TRADE USAGE, COURSE OF DEALING, OR COURSE OF PERFORMANCE. THE ENTIRE RISK AS TO PERFORMANCE OF THE BASE TECHNOLOGY AND SOURCE CODE ARE WITH SELLER AND THERE IS NO GUARANTEE THAT THE LICENSES PROVIDED UNDER THE TERMS OF THIS AGREEMENT WILL MEET THE REQUIREMENTS OF SELLER, BE ERROR FREE OR OPERATE WITHOUT INTERRUPTION.

(c)         Except with respect to any Open Source software, Seller will hold the confidential and trade secret portions of the Base Technology and Source Code and other Acquired Assets in confidence, and will not allow access to, divulge, disclose, copy or publish any such information to any third party without the prior written approval of Buyer. The obligations of this Section 12(c) will survive in perpetuity.

(d)        Except with respect to any Open Source software, Buyer will hold the confidential and trade secret portions of the Other Technology in confidence, and will not allow access to, divulge, disclose, copy or publish any such information to any third party without the prior written approval of Seller. The obligations of this Section 12(d) will survive in perpetuity.

(e)         For purposes of the Hosted Services License, upon any change of control of Acxiom, the Hosted Services business of Seller shall be deemed to include any Hosted Services business of the entity acquiring control of Acxiom, as in existence on the date of such change of control for existing and future customers; provided, that such entity agrees that it shall and shall cause Acxiom to license and make available to EMC on a royalty free basis no less frequently than on a quarterly basis all derivative works of the Base Technology that are created after the date of such change of control.

(f)         For purposes of the Division License, upon the earlier to occur of (i) an election by EMC not to acquire the Division in accordance with Section 13; or (ii) any change of control of Acxiom that is followed by an election by EMC not to acquire the Division in accordance with Section 13, the Division License shall continue in effect, provided, that as a condition of such continuation, each of Acxiom and any entity acquiring control of Acxiom agrees that it will and, as appropriate, will cause Acxiom and the Division to license and make available to EMC on a royalty free basis no less frequently than on a quarterly basis all derivative works of the Base Technology that are created after the effective date of such continuation for such time as the Division License is in effect.

13.	Option to Acquire Division; Employees.

(a)        Buyer shall have the option, exercisable in its absolute and sole discretion at any time after the Effective Date and prior to the date that is thirty (30) days after the second anniversary of the Effective Date (the “Option Period”), to acquire all of Acxiom’s right, title and interest in and to the Division (excluding buildings, furniture, and fixtures) for a purchase price not to exceed $20 million pursuant to an asset purchase agreement containing provisions substantially identical to those set forth in Exhibit 13(a) with respect to the assets of the Division, including those assets identified on Exhibit 11 to this Agreement, as such exhibit shall be amended from time to time. Buyer agrees to pay the following purchase price if the option is exercised during the time period represented in the table below:

Exercise Occurs in the Following Months of the Option Period	Amount of Purchase Price Owed to Seller

Effective Date to end of the 5th month	$5,000,000.00
Beginning of 6th month to end of 11th month	$10,000,000.00
Beginning of 12th month to end of 17th month	$15,000,000.00
Beginning of 18th Month to end of Option Period	$20,000,000.00

Buyer’s right to give notice of the exercise of such option shall terminate upon the expiration of thirty (30) days following the second anniversary of the Effective Date. In the event that Seller proposes to engage in a transaction that would constitute a change in control of Seller, Seller shall give Buyer twenty (20) days written notice prior to the consummation of any such transaction.

(b)       In the event that Buyer exercises such option to acquire the Division, it shall give written notice of such exercise to Seller and Seller and Buyer agree to consummate such acquisition no later than 30 days after the date of such notice in accordance with the terms of Section 12(a).

(c)        In addition to the option described in Section 13(a), Buyer shall have the option, exercisable in its absolute and sole discretion at any time after the second anniversary of the Effective Date and prior the date that is thirty (30) days after the second anniversary of the Effective Date (the “Notice of Extension Period”), to extend the Option Period for a period of one (1) year (the “Extension Period”). To exercise such option, Buyer shall deliver notice of such exercise within the Notice of Extension Period along with an amount in cash equal to $20 million to Seller as a nonrefundable deposit. In the event that Buyer elects to so extend the Option Period, Buyer and Seller agree that if Buyer elects to acquire the Division at the end of the Extension Period, the purchase price of the Division at the end of the Extension Period shall be $40 million, comprised of $20 million in the form of such previously delivered non-refundable deposit and $20 million that shall be delivered at the consummation of the acquisition of the Division. Seller agrees that it shall fund research and development efforts within the Division for the Business during the Extension Period in accordance with the Plan and at the direction of the Advisory Board.

(d)	Personnel.

(i)       For a period of ninety (90) days commencing upon the receipt by Seller of notice of the election by Buyer to acquire the Division (the “Transition Period”), Buyer shall have the exclusive right to offer employment to the Assigned Employees.

(ii)      During the Transition Period and for a period of sixty (60) days thereafter, Seller will actively encourage such individuals to join Buyer and will otherwise assist and support the transition hiring process consistent with the parties’ intentions.

(iii)     In the event that any individual to whom Buyer has made a good faith offer of employment pursuant to this Section 13(c), rejects such offer and accepts an offer of employment with Seller after Buyer’s election, Seller shall provide Buyer with such individual’s salary and other compensation information in order to permit Buyer to make a revised offer of employment to each such individual within thirty (30) days of the date of receipt of such salary and other compensation information.

(iv)     If more than five percent (5%) of the individuals to whom Buyer has made a good faith offer of employment pursuant to this Section 13 in the aggregate, rejects Buyer’s offer of employment and accepts an offer of employment with Seller, Buyer shall have the right but not the obligation to cause Seller to continue to engage such individuals in the Business at the expense of Seller for a period of up to one (1) year after the date such individuals reject Buyer’s offer. If neither of the individuals identified on Exhibit 13(d)(iv) accepts Buyer’s offer of employment and each individual instead accepts an offer of employment with Seller, Buyer shall have the right but not the obligation to cause Seller to continue to engage such individuals in the Business at the expense of Seller for a period of up to two (2) years after the date such individuals reject Buyer’s offer. If one of such individuals listed on Exhibit 13(d)(iv) accepts Buyer’s offer of employment, the foregoing restriction with respect to such individuals shall not apply. Seller agrees during the Transition Period and for a period of one year thereafter, Seller shall not make an offer of compensation to either such individual at a rate in excess of their compensation at the time of the second anniversary of the Effective Date; provided that the foregoing restriction shall not apply to raises made in the ordinary course of business consistent with past practices.

(v)      Seller will not assign any individual who has rejected a good faith offer of employment by Buyer and elects to accept an offer of employment with Seller on any engagement that is competitive with the Business for a period of one (1) year after such rejection.

(d)        Operation of the Division. Seller covenants and agrees that, during the period from the Effective Date and continuing until such time as Buyer exercises the option to acquire the Division in accordance with Section 12, unless Buyer shall otherwise agree in writing, Seller shall cause the Division to conduct the Business and any other matters, and Seller shall not cause the Division to take any action except in, the ordinary course of business and in a manner consistent with the direction of the Advisory Board and the intent of the parties expressed in this Agreement and the Joint Sales and Marketing Agreement; and Seller shall use commercially reasonable efforts to preserve intact the Division and the Business, to keep available to the Division the services of any Assigned Employees and to preserve the present relationships of the Division or the Business with customers, suppliers, channel partners or other persons with which Seller, the Division or the Business have significant business relations.

14.       Nonsolicitation. In the event that Buyer exercises the option to acquire the Division, Seller agrees that for a period of eighteen (18) months following the consummation of such acquisition it shall not and shall not permit any of its subsidiaries or affiliates to solicit or hire any employee of Buyer or any past or current employee of Seller who was engaged in the Business during the period beginning on the Effective Date and ending on the date that Buyer’s acquisition of the Division is consummated.

During the term of this Agreement and except as otherwise expressly provided for herein, each of Buyer and Seller agrees it shall not solicit any employee of the other party for employment without the written permission of such other party and at such time as Buyer exercises the option to acquire the Division or in the event that Buyer does not exercise such option, each of Buyer and Seller agrees that for a period of one year following the second anniversary of the Effective Date it shall not solicit any employee of the other party for employment without the written permission of such other party. The foregoing notwithstanding, restrictions on a party’s ability to solicit employees for hire shall not apply to or restrict general solicitation or recruitment advertising not targeted at any specific individual or group of individuals.

15.	Option to Repurchase Base Technology.

(a)        At any time following (i) expiration of the Option Period or the Extension Period, as the case may be, or (ii) Seller’s receipt of written notification from Buyer that Buyer either waives Buyer’s right to purchase the Division or that Buyer has elected not to purchase the Division, Seller shall have the right to offer to acquire Buyer’s right, title and interest in and to the Base Technology. Buyer shall have the right, but not the obligation, to negotiate with Seller with regard to terms, if any, upon which Buyer would sell such right, title and interest to Seller. If Buyer is willing to sell, transfer and deliver such right, title and interest to Seller and Buyer and Seller cannot agree upon the purchase price therefor, each of Buyer and Seller shall submit a proposed purchase price to an independent third party firm which (i) is recognized for valuation work, (ii) shall be mutually selected by Buyer and Seller and (iii) shall be obligated to determine the valuation of the Base Technology and the purchase price therefor to be paid by Seller to Buyer. Such determination shall not be binding upon Buyer and Seller.

(b)       Upon any acquisition by Seller of the Base Technology in accordance with this Section 15, the following licenses shall expire: (i) the Division License and (ii) the Hosted Services License. In addition, the parties will use commercially reasonable efforts to promptly return or destroy the confidential information of the other party (with any such destruction certified by an authorized representative of a party to the disclosing party).

(c)        Nothing contained in this Agreement shall restrict a party from the use of any general ideas, concepts, know-how, or techniques retained in the unaided mental impressions of such party’s personnel which either party, individually or jointly, develops or discloses under this Agreement, provided that in doing so such party does not breach its obligations under the Confidentiality Agreement described in Section 27 below or infringe the intellectual property rights of the other party or third parties who have licensed or provided materials to the other party.

16.       Joint Sales and Marketing Agreement. The parties agree to use commercially reasonable and good faith efforts to agree upon appropriate go-to-market and product support arrangements with respect to the Business such that, at a minimum, the parties will commercialize products based upon the Base Technology no later than two years from the Effective Date. Such arrangements shall contemplate, among other things, an agreement of Buyer and Seller to arrange for end users to license the Base Technology from Buyer in exchange for appropriate royalty payments in connection with revenue sales generated from leads provided by Buyer. Such arrangements shall also contemplate Buyer’s commitment to partner with Seller for go-to-market purposes for BIG for a period of at least three (3) years following any acquisition of the Division by Buyer, subject to Seller’s performance of its obligations in such connection. Unless otherwise extended by the parties in writing, the Joint Sales and Marketing Agreement (the “Marketing Agreement”) shall be executed no later than sixty (60) days from the Effective Date. Nothing contained herein shall be construed as preventing either party from developing, acquiring, marketing, selling, supporting or maintaining additional products, solutions or services for commercialization in combination with the Base Technology, the Other Technology or the Acquired Assets, as the case may be,(including by means of nonlimiting example products or services similar to or competitive with the products used by Seller in its Hosted Services business), or from entering into agreements with or providing the Base Technology, the Other Technology or the Acquired Assets to other parties (including those who may be competitors of Buyer or Seller, as the case may be, in certain markets), provided that in so doing, neither Buyer nor Seller breaches its obligations under this Section 16 or the Marketing Agreement.

17.        Survival of Representations and Warranties. Except as otherwise set forth in this Agreement, all representations, warranties and agreements of Seller and Buyer contained herein or in any document, certificate or other instrument required to be delivered hereunder in connection with the transactions contemplated hereby shall survive the Closing for the period ending on the fifth anniversary of this Agreement.

18.	Indemnification.

(a).        Indemnity by Seller. Seller hereby agrees to indemnify, defend and hold harmless Buyer and its directors, officers and affiliates against and in respect of any damage (a) that results from the inaccuracy of any representation or warranty made by Seller herein, (b) resulting from any misrepresentation, breach of warranty or non-fulfillment of any agreement or covenant of Seller contained herein, and any and all actions, suits and proceedings resulting from any of the foregoing, (c) relating to Excluded Assets or (d) arising from ownership of the Acquired Assets prior to the Closing, other than Assumed Liabilities, if any (hereinafter called a “Buyer Claim” or collectively “Buyer Claims”).

(b)        Certification of Claims. If Buyer is of the opinion that any Buyer Claim has occurred or will or may occur, Buyer shall so notify Seller, and each such notice shall be in writing and shall describe with reasonable specificity the nature of such asserted Buyer Claim.

(c)         Termination of Rights Hereunder. Notwithstanding any other provision hereof, no Buyer Claim may be made or lawsuit instituted under the provisions of this Section 18 or in any way arising in connection with this Agreement or any representation or warranty hereunder (except for Reserved Claims (as defined below)) after the fifth anniversary of this Agreement. “Reserved Claims” shall mean any Buyer Claims which have been asserted, in accordance with this Section 18, within the applicable periods set forth above.

(d)        Third Party Actions. In the event any claim is made, suit is brought against Buyer, Seller, or any of their respective directors, officers or affiliates which involves or appears reasonably likely to involve a Buyer Claim for which indemnification may be sought against Seller hereunder, such party will promptly (and in any event within three (3) business days) after receipt of notice of any such claim, suit or proceeding, notify Buyer or Seller, as the case may be, of the commencement thereof. Any failure by Buyer to so notify Seller of the commencement of any such claim, suit or proceeding will relieve Seller from liability only to the extent that such failure materially and adversely affects the ability of Seller to defend Seller’s interests in such claim, action or proceeding. Seller (at Seller’s expense) shall have the right and shall be given the opportunity to assume and control the defense of such claim, suit or proceeding with counsel of their choice reasonably satisfactory to Buyer so long as (i) Seller notifies Buyer in writing within ten (10) days after Buyer has given notice of the claim that Seller will indemnify Buyer from and against the entirety of any damages Buyer may suffer resulting from, arising out of, relating to, in the nature of, or caused by such claim, (ii) such claim involves only money damages and does not seek an injunction or other equitable relief, (iii) Seller conducts the defense of such claim actively and diligently, (iv) Seller has the financial resources to conduct an active and diligent defense and to pay, if necessary, the maximum amount of the damages sought and furnishes such documents and other information with respect to such financial resources as may be reasonably requested by Buyer, and (v) Seller promptly provides Buyer and its counsel with all documents and other information relating to the claim and defense thereof as may be reasonably requested by Buyer or its counsel; provided that Buyer and its counsel (at Buyer’s expense) may participate in (but not control the conduct of) all matters pertaining to the defense or settlement of such claim, suit or proceeding. Whether or not Seller elects to assume such defense, Buyer shall not, except at its own cost, make any settlement with respect to any such claim, suit or proceeding without the prior written consent of Seller. Buyer’s consent to the settlement of any such claim, suit or proceeding by Seller shall be required and shall not be unreasonably withheld or delayed, but such consent shall not be required if (or to the extent that) such settlement only requires the payment of a monetary amount by Seller and includes a full release of claims by the claimant and Seller against Buyer and does not include a statement as to or admission of fault, culpability or failure to act by or on behalf of Buyer.

In the event any of the conditions set forth in clauses (i) to (iv) above is or becomes unsatisfied, or if Seller elects not to conduct the defense of the claim, then (A) the Buyer may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, such claim in any manner it may deem appropriate (and the Buyer need not consult with, or obtain any consent from, Seller or any of its affiliates in connection therewith), (B) Seller will reimburse the Buyer promptly and periodically for the costs of defending such claim (including reasonable attorneys’ fees and expenses), and (C) Seller will remain responsible for any damages the Buyer may suffer resulting from, arising out of, relating to, in the nature of, or caused by such claim to the fullest extent provided in this Section 18.

(e)         Definition of Damages. For purposes of this Section 18, the term “damages” shall mean the amount of any loss, claim, demand, damage, deficiency, assessment, judgment, remediation, cost or expense (including reasonable attorneys’, consultants’ and experts’ fees and expenses) actually incurred, less the sum of any amount recovered under any insurance policy carried by the party or parties seeking indemnification. In the event that Buyer pays a claim covered by Buyer’s insurance for which it is entitled to indemnification by Seller hereunder, Buyer shall pay such claim and Seller shall reimburse Buyer the full amount of such claim (less the amount of any insurance proceeds previously recovered by the Buyer with respect to such claim). In the event the Seller pays a claim and Buyer subsequently receives insurance proceeds with respect to such claim, Buyer shall pay Seller such insurance proceeds up to the amount actually paid by Seller.

(f)         The foregoing provisions of this Section 18 notwithstanding, in no event shall the liability of Seller in connection with the Agreement exceed an aggregate amount equal to $50 million.

19.       No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended or shall be construed to confer upon, or to give to, any person, firm, limited liability company or corporation other than Buyer and its successors and assigns, any remedy or claim under or by reason of this Agreement. All terms, covenants, promises and agreements contained in this Agreement shall be for the sole and exclusive benefit of Buyer and its successors and assigns.

20.       Expenses. Each of Seller and Buyer shall assume and bear all expenses, costs and fees incurred or assumed by such party in the preparation and execution of this Agreement and the performance of the transactions contemplated hereby, whether or not the transactions shall be consummated; and Buyer and Seller shall indemnify and hold each other harmless from and against any and all liabilities and claims in respect of any such expenses, costs or fees not the responsibility of or assumed by the other party.

21.        Publicity; Disclosures; Confidential Information; Use of Name. Except as expressly provided herein, no press release or other public disclosure, whether written, electronic or oral, of the transactions contemplated hereby shall be made by either party or any of their respective affiliates or representatives without the express prior written consent of the other party.

22.       Binding Nature of Agreement. This Agreement shall be binding upon Seller, Buyer and their respective successors and assigns.

22.        Notices. All notices, requests, demands, consents and communications necessary or required under this Agreement shall be delivered by hand or sent by registered or certified mail, return receipt requested, or by overnight courier, or by facsimile (receipt confirmed) to:

if to Buyer:	EMC Corporation

176 South Street

Hopkinton, MA 01748

Attention:	Office of the General Counsel

Telecopier: (508) 497-6915

if to Seller:	Acxiom Corporation
1 Information Way
P.O. Box 8180
Little Rock, AR 72203
Attention: Company Legal Leader
Telecopier: (501) 342-5610

All such notices, requests, demands, consents and other communications shall be deemed to have been duly given or sent five (5) days following the date on which mailed, or two (2) days following the date mailed if sent by overnight courier, or on the date on which delivered by hand or by facsimile transmission (receipt confirmed), as the case may be, and addressed as aforesaid.

23.       Successors and Assigns. All covenants and agreements set forth in this Agreement and made by or on behalf of any of the parties hereto shall bind and inure to the benefit of the successors, heirs and assigns of such party, whether or not so expressed. Neither party may assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the other party.

24.       Severability. In the event that any one or more of the provisions of this Agreement is held invalid, illegal or unenforceable in any respect for any reason in any jurisdiction, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired or affected, it being intended that each of parties’ rights and privileges shall be enforceable to the fullest extent permitted by law, and any such invalidity, illegality and unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

25.       Governing Law. This Agreement shall be governed by and construed and enforced exclusively in accordance with the laws of The Commonwealth of Massachusetts, without giving effect to the principles of conflicts of laws thereof.

26.        Entire Agreement. This Agreement, including the Exhibits, is complete, and all promises, representations, understandings, warranties and agreements with reference to the subject matter hereof, and all inducements to the making of this Agreement relied upon by all the parties hereto, have been expressed herein or in such Exhibits. This Agreement may not be amended except by an instrument in writing signed by Seller and Buyer.

27.       Confidentiality. The terms of the Confidentiality Agreement, dated February 3, 2003, shall remain in full force and effect and such terms not otherwise in conflict with the provisions of this Agreement are hereby incorporated herein by this reference.

28.       Headings; Counterparts. The headings of the sections and subsections of this Agreement are for convenience of reference only and shall not be deemed to be a part of this Agreement. This Agreement may be executed in two or more counterparts which, when taken together, shall constitute one Agreement.

IN WITNESS WHEREOF, the undersigned have executed and delivered this Asset Purchase and License Agreement as of the Effective Date.

SELLER:

ACXIOM CORPORATION

By: /s/ Richard Howe

Name: Richard Howe

Title: Officer

BUYER:

EMC CORPORATION

By: /s/ Michael J. Cody

Name: Michael J. Cody

Title: V.P., Corporate Development

EMC (BENELUX) B.V., S.à.r.l.

By: /s/ William J. Teuber

Name: William J. Teuber

Title: EVP and Chief Financial Officer

Exhibit 1

Acquired Assets

Exhibit 1(a) – Base Technology

The following list of technology components is indexed and corresponds with the attached Customer Information Infrastructure Grid Component Descriptions document dated December 20, 2005 (the “Technology Detail”) which includes the detailed information on each component, including (i) a general description of the component; (ii) Features/Functions; (iii) Benefits; (iv) Competition; (v) Advantages; (vi) Future Plans; (vii) Languages and Dependencies; and (viii) Glossary terms.

The Technology Detail includes a Technology List Document which sets for those components which are Base Technology and those which are Other Technology as such terms are defined in the Agreement and cross-references with the contents section of the Technology Detail. Assets identified as Other Technology in the Technology List Document are Excluded Assets.

1 Infrastructure Components

1.1	Apiary REX (Grid OS)	- Base Technology
1.2	Apiary REX - Monitoring	- Base Technology
1.3	Apiary Rex - Hive-Node	- Base Technology
1.4	Parallel Virtual File System (PVFS)	- Base Technology
1.5	DataGrid FTP Daemon	- Base Technology
1.6	EDGE-External Data Gateway	- Base Technology
1.7	Interactive Hive	- Base Technology
1.8	Hydra	- Base Technology
1.9	Anubis	- Base Technology
1.1	Hivebuilder	- Base Technology
1.11	J2EE Hive	- Base Technology
1.12	CORBA Naming Service	- Base Technology
1.13	Cascade	- Base Technology
1.14	Advanced Package Tool (APT)	- Base Technology
1.15	Software Server	- Base Technology
1.16	SystemImager	- Base Technology
1.17	LDAP- Lightweight Directory Access Protocol	- Base Technology
1.18	HiveForHire	- Base Technology
1.19	Workflow Grid Environment	- Base Technology
1.20	Workflow Grid Environment Tools	- Base Technology
1.21	Acxiom Grid Scheduler	- Base Technology
1.23	WorkFlow Grid Job Submission and Execution Infrastructure	- Base Technology
1.24	Acxiom Metadata Repository Subsystem	- Base Technology
1.25	Workflow Grid (WFG) Batch Components	- Base Technology
1.26	Interactive Delivery 2	- Base Technology
1.27	DataBase Grid	- Base Technology

1.28	Generic Service	- Base Technology
1.29	CIGAR	- Base Technology
1.30	CII Security	- Base Technology
3 Enterprise Interface
3.1	Acxelerate – Convert Manager	- Base Technology
3.2	Acxelerate – File Manager	- Base Technology
3.3	Acxelerate – Job Activity	- Base Technology
3.4	Acxelerate – Layout Manager	- Base Technology
3.5	Acxelerate – Project Manager	- Base Technology
3.6	Acxelerate - Navigator	- Base Technology
3.7	Acxelerate – Policy Manager	- Base Technology
3.14	Orbiter	- Base Technology
4 B.I. Management
4.5	SAS Interactive Modeling Service	- Base Technology
4.6	SAS WFG Scoring	- Base Technology
5 Data Hygiene and Transformation
5.1	FOCAL – Function Oriented Custom Application Language	- Base Technology
5.2	Perl Operator	- Base Technology
5.7	Hydra/Tesla Operator Wrapper	- Base Technology
6 Data Enhancement
6.5	InfoBase Data Grid Service (aka Hercules)	- Base Technology
6.6	Helios/Horizon	- Base Technology

Exhibit 1(c) – License Agreements

All of the Licenses identified in the Third Party Software Spread Sheet below (and the code that they cover ) except the licenses identified as Excluded Licenses (and the code they cover):

THIRD PARTY SOFTWARE SPREADSHEET

Product	Product Module / Component List module names	Product Version	3rd party software vendor name	3rd party software vendor product name	3rd party software product version
DROLAND
Activate	Navigator	1
			RedHat	Linux	7.3, RHEL 3.0, RHEL 4.0
			Sun Microsystems	JAVA
			JBOSS	JBOSS	3.2.4 ?
			Sun Microsystems	JSF	?
			MySQL	MySQL	4.?

		GNU/Redhat ?	C compiler	?
		Apache	ANT	?
		RedHat	RPM	?
		Apache	AXIS	?

Policy Manager	1
		RedHat	Linux	7.3, RHEL 3.0, RHEL 4.0
		Sun Microsystems	JAVA
		JBOSS	JBOSS	3.2.4 ?
		Sun Microsystems	JSF	?
		MySQL	MySQL	4.?
		GNU/Redhat ?	PERL	?
		Apache	ANT	?
		RedHat	RPM	?
		Apache	AXIS	?

File Manager	1
		RedHat	Linux	7.3, RHEL 3.0, RHEL 4.0
		Sun Microsystems	JAVA
		JBOSS	JBOSS	3.2.4 ?
		Sun Microsystems	JSF	?
		GNU/Redhat ?	C compiler	?
		Apache	ANT	?
		RedHat	RPM	?
		Apache	AXIS	?

Project Manager	1
		RedHat	Linux	7.3, RHEL 3.0, RHEL 4.0
		Sun Microsystems	JAVA
		JBOSS	JBOSS	3.2.4 ?
		Sun Microsystems	JSF	?
		MySQL	MySQL	4.?
		Apache	ANT	?
		RedHat	RPM	?
		Apache	AXIS	?

Convert Manager	1
		RedHat	Linux	7.3, RHEL 3.0, RHEL 4.0
		Sun Microsystems	JAVA
		JBOSS	JBOSS	3.2.4 ?
		Sun Microsystems	JSF	?
		MySQL	MySQL	4.?
		Apache	ANT	?
		RedHat	RPM	?
		Apache	AXIS	?

Job Activity	1

			RedHat	Linux	7.3, RHEL 3.0, RHEL 4.0
			Sun Microsystems	JAVA
			JBOSS	JBOSS	3.2.4 ?
			Sun Microsystems	JSF	?
			MySQL	MySQL	4.?
			Apache	ANT	?
			RedHat	RPM	?
			Apache	AXIS	?

	Layout Manager	1
			RedHat	Linux	7.3, RHEL 3.0, RHEL 4.0
			Sun Microsystems	JAVA
			JBOSS	JBOSS	3.2.4 ?
			Sun Microsystems	JSF	?
			MySQL	MySQL	4.?
			Apache	ANT	?
			RedHat	RPM	?
			Apache	AXIS	?

	Activate framework	1
			RedHat	Linux	7.3, RHEL 3.0, RHEL 4.0
			Sun Microsystems	JAVA
			JBOSS	JBOSS	3.2.4 ?
			Sun Microsystems	JSF	?
			MySQL	MySQL	4.?
			Apache	ANT	?
			RedHat	RPM	?
			Apache	AXIS	?

Orbiter		2.6
			Sun Microsystems	JAVA
			Apache	Tomcat
			GNU/Redhat ?	PERL
			MySQL	MySQL
			Apache	Log4j
			Apache	Commons ?
			Apache	Struts
			CodeZoo?	Tyrex
			Oracle	Oracle JDBC
			?	wsdl4j
			?	saaj
			?	jaxrpc
			castor	castor
			Apache	AXIS
			Apache	xalan
			?	jaxen

			dom4j	dom4j
			?	Xerces

MBOTNE

InfoBase Data Grid			OCI	TAO	1.3,1.4
				Xerces XML C++	2.2,2.6
				Boost	1.29,1.30
			GNU/Redhat ?	Perl	5.61,5.8

Helios			OCI	TAO	1.3
				Xerces XML C++	2.2
				Boost	1.29
				GNU automake	1.54
				GNU autoconf	2.13
				GNU libtool	1.4.2

RFARME

SAS	Base	8.x / 9.x	SAS	SAS/Base	8.x / 9.x
	Stat	8.x / 9.x	SAS	SAS/Stat	8.x / 9.x
	OR	8.x / 9.x	SAS	SAS/OR	8.x / 9.x
	Connect	8.x / 9.x	SAS	SAS/Connect	8.x / 9.x
	Secure	8.x / 9.x	SAS	SAS/Secure	8.x / 9.x
	Access for ODBC	8.x / 9.x	SAS	???	8.x / 9.x
	Access for Oracle	8.x / 9.x	SAS	???	8.x / 9.x
	sasauth	8.x / 9.x	SAS	sasauth	8.x / 9.x

BigIP	???	???	???	???	???

RTHORN

EDGE/GIS		1.1/2.0	Sterling Commerce	Gentran Integration Suite	4.0.2-5/4.0.3-6

LDAP Authentication	CII Identity Authentication	1.1	kernel.org	Linux-PAM	0.77

Nexus	Nexus Scheduled Processes	2.4	Arcana Development	Arcana	2.3
	Nexus Hub	2.4	OpenSSH Project	OpenSSH	3.61

AGS	Logging Service	1.0	Apache Software Foundation	Log4J

	AGS Service	1.0	Apache Software Foundation	Log4Cxx
	AGS Service/Job Monitor	1.0	Apache Software Foundation	Xerces
	AGS Service/Job Monitor	1.0	Apache Software Foundation	Xalan
	MySQL	1.0	MySQL Database	MySQL	4.1
	Soap::Lite	1.0	PERL Module	?
	Acxiom Job XML Submission System (AJXSS)	1.0	SourceForge.net	LibXML++	1.0.0
	AJXSS	1.0		Log4cxx	<described above>
	AJXSS	1.0	xmlsoft.org	libxml2	2.4.19-4

Validation Service				Perl	<described elsewhere>
			Microsoft Corporation	Microsoft XML parser	4.0

WorkFlow Infrastructure Services (WFIS)		1.0		Perl	<described elsewhere>
		1.0		JBOSS	<described elsewhere>
		1.0		SOAP	<described elsewhere>

Engine Adapter				Perl	<described elsewhere>
			SourceForge.net	Expat XML Parser	5.4.1/1.95.2
			SourceForge.net	LibXML++	1.0.0

Transfer Service				Perl	<described elsewhere>

Acxiom Metadata Repository System	Acxiom Metadata Client	2.0
	Repository Database (required)		Microsoft Corporation	Microsoft SQL Server	SQL 2000 SP4
	Repository Database (optional)		Oracle Corporation	Oracle	9i

RPATEL

Anubis	?	OCI	TAO	1.1 & 1.3a

Apiary		Apache	ANT	1.3.27
		RedHat	mod_perl	1.26
		RedHat	mod_gzip	1.3.26
		Acxiom	mod_ssl	2.8.12
		RedHat	mod_auth_pam	1.1.1
		MySQL	MySQL	4.0.12
			perl_date_business	1.2
			perl_gd	1.19
			perl_gd_graph	1.39
			perl_gd_textutil	0.82
			perl_net_snmp	3.6
			perl_libwww_perl	5.76
			perl_libnet	1.0901
			perl_mailtools	1.47
			perl_dbd_mysql	2.1026
			perl_dbi	1.35
			perl_soap_lite	0.56
			perl_extutils_autoinstall	0.59
			perl_apache_authexpire	0.39.1
			perl_authen_pam	0.14
			perl_mime_tools	5.411
			perl_io_stringy	2.108
			perl_algorithm_numerical_shuffle	1.4
			net_snmp	5.0.3
			dmidecode	2.3
		HP	arrayinfo	0.12
		Dell	afacli	2.7

apiary_ldap			perl_io_socket_ssl	0.96
			perl_net_ssleay	1.25
			perl_net_ldap	0.28
			perl_mailtools	1.47

apiary_rex			apache	1.3.27
			mod_perl	1.26
			mod_gzip	1.3.26
			mod_ssl	2.8.12
			mod_auth_pam	1.1.1
			mysql	4.0.12
			perl_date_business	1.2
			perl_gd	1.19
			perl_gd_graph	1.39
			perl_gd_textutil	0.82
			perl_net_snmp	3.6
			perl_libwww_perl	5.76
			perl_libnet	1.0901

		perl_mailtools	1.47
		perl_dbd_mysql	2.1026
		perl_dbi	1.35
		perl_soap_lite	0.56
		perl_extutils_autoinstall	0.59
		perl_apache_authexpire	0.39.1
		perl_authen_pam	0.14
		perl_mime_tools	5.411
		perl_io_stringy	2.108
		perl_algorithm_numerical_shuffle	1.4
		net_snmp	5.0.3

apt_server		apt_rpm	0.5.15cnc6
		wget	1.8.2

Corba Tools	OCI	TAO	1.1 & 1.3a

DB Wrapper	MySQL	MySQL	4.0.12

Grid FTP Server		perl_net_ftpserver	1.116

Hive for Hire		perl_expect	1.15
		perl_io_tty	1.02
		perl_io_socket_ssl	0.96
		perl_net_ssleay	1.25
		perl_net_ldap	0.28
		perl_mailtools	1.47
		perl_mime_base64	2.12
		openssh	3.8p1

Hydra Top		perl_libwww_perl	5.76

LDAP Admin		perl_io_socket_ssl	0.96
		perl_net_ssleay	1.25
		perl_net_ldap	0.28
		perl_mailtools	1.47
		perl_cgi	2.752
		perl_expect	1.15
		perl_net_snmp	3.6
		perl_algorithm_numerical_shuffle	1.4
		perl_convert_asn1	0.17

LDAP Cert		openssh	3.8p1

LDAP Master		perl_cgi	2.752
		perl_net_ldap	0.28
		perl_mailtools	1.47

LDAP Migrate		perl_io_socket_ssl	0.96

			perl_net_ssleay	1.25
			perl_net_ldap	0.28
			perl_term_readkey	2.17
			openldap	2.0.27

LDAP Slave			perl_cgi	2.752

LDAP Utils			perl_io_socket_ssl	0.96
			perl_net_ssleay	1.25
			perl_net_ldap	0.28

LDAP Wrapper			openldap	2.0.27

Naming Service Util		OCI	TAO	1.1 & 1.3a

Naming Service Wrapper		OCI	TAO	1.1 & 1.3a

Perl SNMP Graph			perl_gd_graph	1.39

Pod LDAP			openldap	2.0.27
			perl_xml_parser	2.30

Propolis			perl_crypt_ssleay	0.51.1

Service Finder Policy		OCI	TAO	1.1 & 1.3a

Software Server			apt_rpm	0.5.15cnc6
			rpm	4.0.4

TAO Development		OCI	TAO	1.1 & 1.3a

TAO Runtime		OCI	TAO	1.1 & 1.3a

XML2HCL			perl_xml_parser	2.30

PVFS		Clemson University	PVFS Library	1.6.3.3
			PVFS Server and Kernel	1.6.3.3

GAVSMI
FOCAL	3	RedHat	RedHat Linux	RHEL3/7.3
		IBM	WebSphere (DataStage)	7.5.1A
		Apache	ANT	2.0.46
		HP	Tru64	5.1

PERL	3	RedHat	RedHat Linux	RHEL3/7.3
		IBM	WebSphere (DataStage)	7.5.1A
		Apache	ANT	2.0.46

		HP	Tru64	5.1

Generic Service	3	RedHat	RedHat Linux	RHEL3/7.3
		IBM	WebSphere (DataStage)	7.5.1A
		OCI	TAO	1.1 & 1.3a
		GNU Perl		5.8.0
		Apache Xalan		1.9.0
		Apache Xerces		2.6.0
		GNU SOAP		2.7

And, all of the Licenses identified in the Development Tool Spread Sheet below (and the code that they cover )except the licenses identified as Excluded Licenses (and the code they cover):

DEVELOPMENT TOOL SPREAD SHEET

Development tool name	Vendor	Purpose the tool is used for

GNU Compiler (gcc, g++)	RedHat - GNU Open Source	Code compilation
gdb/DDD	RedHat - GNU Open Source	debugging
Editors - vi and emacs	RedHat - GNU Open Source	editing
TotalView	Etnus Corp.	debugging
ValGrind	Freeware	debugging - memory leaks, array bounds etc.
Jboss	Jboss	development/debugging
JDK	Sun and IBM - Freeware	development/debugging
Eclipse	IBM - Freeware	development/debugging
CARS	Compuware	Regression testing
HiveBuilder	Acxiom	Build grid applications - grid application code generator
SourceForge Enterprise	VA Software	Developer portal
SubVersion	Greeware	Source code repository
GNU Make	RedHat - GNU Open Source	Make binaries
RPM	RedHat - Open Source	Package management
Insure++	ParaSoft	debugging - memory leaks, array bounds etc.
RedHat Linux command line tools	RedHat - GNU Open Source	Various debugging purposes
Vantage	Compuware	Performance testing (not widely used yet)
Tempest	Acxiom	Orbiter testing
DAART	Acxiom	InfoBase build testing
Perl Debugger	RedHat - GNU Open Source	Perl debugging
LDAP Browser\Editor 2.8.2
Ethereal - Network Protocol Analyzer ver 0.10.11
tcpdump-3.7.2-7.E3.2
phpLDAPadmin is version 0.9.6c

VMWare
ld
UltraEdit
Visual Studio	Microsoft	Visual IDE
Query Browser	MySQL
Putty	Freware (MIT License)
WinSCP3	GNU license
CookTop (xml editor)	freeware	Editing xml and xslt coding
Secure shell client	Freeware
Tortoise SVM	Subversion client
SOAP::Lite
Access	Microsoft	Testing ODBC/Data Preview in Rapidus/Building from ODBC source in Rapidus
Active Perl 5.8.3	ActiveState	Rapidus Scheduler Scripting
autoconf	RedHat - GNU Open Source
automake	RedHat - GNU Open Source
bison	RedHat - GNU Open Source
DataStage	IBM
Dundas Ultimate Grid 97	Dundas Software	Grid control in Rapidus and in the SBF Queue Manager
flex	RedHat - GNU Open Source
GraphicsServer 5.0	GraphicsServer	Rapidus
JBuilder	Borland
OmniORB v4.0.3	RedHat - GNU Open Source
Oracle	Oracle	GBF, Planner
Oracle ProC	Oracle	GBF
Oracle SQL Plus	Oracle	GBF, Planner
Stingray Objective Studio 6.0.3	RogueWave	Window Controls for Rapidus GUI
TOAD	Quest Software
Visual Studio .NET 2003	Microsoft	GBF, Planner
Visual Source Safe	Microsoft	Source Control
GNU automake	RedHat - GNU Open Source
GNU autoconf	RedHat - GNU Open Source
GNU libtool	RedHat - GNU Open Source

And, all of the Licenses identified in the Second Development Tool Spread Sheet below (and the code that they cover) except the licenses identified as Excluded Licenses (and the code they cover):

SECOND DEVELOPMENT TOOL SPREAD SHEET

Development tool name	Vendor	Purpose the tool is used for
Access	Microsoft	Testing ODBC/Data Preview in Rapidus/Building from ODBC source in Rapidus
Active Perl 5.8.3	ActiveState	Rapidus Scheduler Scripting
autoconf	RedHat - GNU Open Source
automake	RedHat - GNU Open Source
bison	RedHat - GNU Open Source
CookTop (xml editor)	freeware	Editing xml and xslt coding
DataStage	IBM
Dundas Ultimate Grid 97	Dundas Software	Grid control in Rapidus and in the SBF Queue Manager
Eclipse	Open Source, IBM	ASIPosting, ASI Business Logic
flex	RedHat - GNU Open Source
gcc	Linux
GraphicsServer 5.0	GraphicsServer	Rapidus
JBuilder	Borland
make	Linux
OmniORB v4.0.3	RedHat - GNU Open Source
Oracle	Oracle	GBF, Planner
Oracle ProC	Oracle	GBF
Oracle SQL Plus	Oracle	GBF, Planner
Putty	Open Source (MIT License)
Stingray Objective Studio 6.0.3	RogueWave	Window Controls for Rapidus GUI
TOAD	Quest Software
UltraEdit	UltraEdit	Shell and SQL scripts
vi	n/a
Visual C++ v6.0	Microsoft	GBF, Planner
Visual Source Safe	Microsoft	Source Control
Visual Studio .NET 2003	Microsoft	GBF, Planner
MySQL	Open Source, ABData	Datagrid, MySQL Hive
Oracle Universal Installer	Oracle	Installation of Oracle products
rpm	RedHat - GNU Open Source	Installation package creation and management

Excluded License Agreements

•	Ascential/IBM Websphere (Datastage XE Parallel Extender)
•	Sterling Software (Connect & GIS Software)
•	Red Hat (Linux) support services agreement

Exhibit 1(d) – Development Agreements

None

Exhibit 2

Excluded Assets

1.	Other Technology as described in the Technology Detail as follows:

The Technology Detail includes a Technology List Document which sets for those components which are Base Technology and those which are Other Technology as such terms are defined in the Agreement and cross-references with the contents section of the Technology Detail. Assets identified as Other Technology in the Technology List Document are Excluded Assets.

1 Infrastructure Components
1.22	Nexus Scheduler	- Other Technology
2 Identity Management
2.1	DataMatch	- Other Technology
2.2	FlashLink	- Other Technology
2.3	AbiliTec – Link Append	- Other Technology
2.4	Grouping Module	- Other Technology
2.5	Recognition	- Other Technology
3 Enterprise Interface
3.8	ASI – Change Manager	- Other Technology
3.9	ASI – Contact Manager	- Other Technology
3.1	ASI – Document Manager	- Other Technology
3.11	ASI – Inbound File Manager	- Other Technology
3.12	ASI – Layout Manager	- Other Technology
3.13	ASI – Outbound File Manager	- Other Technology
4 B.I. Management
4.1	ASI – Campaign Manager	- Other Technology
4.2	Grid-Based Fulfillment	- Other Technology
4.3	Rapidus®	- Other Technology
4.4	Acxiom Planner	- Other Technology
5 Data Hygiene and Transformation
5.3	Address Hygiene	- Other Technology
5.4	Country Identification	- Other Technology
5.5	Line Identification	- Other Technology
5.6	Name Parsing	- Other Technology
6 Data Enhancement
6.1	E-Mail Append	- Other Technology
6.2	Fraud Management Platform (Sentricx)	- Other Technology
6.3	InfoBase Enhancement	- Other Technology
6.4	InfoBase – Telesource	- Other Technology

2.

All other Acxiom technology and software that is not included in the Acquired Assets, including but not limited to, Seller’s data products, AbiliTec®, Seller-proprietary data model(s), Seller-proprietary business rules and related adapters, as well as all computer programs, code elements, routines, libraries, tools, methodologies, processes, or technologies created, adapted, or used by Seller in its business generally; and (ii) any software programs (including, but not limited to, matching logic, grouping logic, or householding logic), data processing systems, mechanisms, hardware configurations, or other tools or processes created by Seller and utilized by Seller to create a database(s) or perform integration of customer data, including all associated intellectual property rights.

Exhibit 3

Assumed Liabilities

None

Exhibit 4

Excluded Liabilities

None

Exhibit 9(f)

Intellectual Property

Any and all copyrights associated with the Base Technology

Exhibit 11(a)

The Plan

Items with which a third party consultant shall provide review and assistance:

1.	Code quality

2.	Structure of product

3.	Development process

4.	Such other items as the Advisory Board shall determine.

Exhibit 11(b)

Division Employees

Exhibit 11(b) – Employees

Name:	Title:	% Dedicated to Division

  Exhibit 11(d)(iii)

Business Sponsors

EMC:	Jeff Nick

Acxiom:	Richard Howe

Exhibit 11(d)(iv)

Executive Sponsors:

EMC:	Howard Elias

Acxiom:	Charles Morgan

Exhibit 13(a)

Purchase Agreement Provisions

The agreement under which EMC would acquire the Division in accordance with the provisions of this Agreement would include effective provisions substantially identical to the following:

1.         Acquired Assets. Seller, by this Agreement, does hereby convey, sell, transfer, assign, grant, release, set over, confirm and deliver to Buyer all of Seller’s right, title and interest in and to the following assets, properties, privileges, business and rights (of every nature and description, tangible or intangible, real, personal or mixed and wherever situated, located or existing) (collectively, the “Acquired Assets”):

(a)         All right, title and interest in and to the assets that comprise the Division and the operations of Seller that constitute the business of the Division, including without limitation [       ], in each case, in order to permit Buyer, to the maximum extent possible, to develop, manufacture, maintain, distribute, or engage in similar activities with respect to the Business in the future, or any derivative works thereof;

(b)        (i) All patents and patent applications, issued or pending, worldwide assigned to Seller claiming subject matter related to the Business; and (ii) all copyrighted materials and works-for-hire owned by Seller related to the Business. Seller shall execute and deliver such instruments and take such other action as may be requested by Buyer to perfect or protect Buyer's intellectual property rights in the Acquired Assets and to carry out the assignments contemplated in this Section 1, and shall reasonably assist Buyer at Buyer's expense and their respective nominees to secure, and maintain, for Buyer's own benefit all such intellectual property rights in the Acquired Assets in any and all countries. Seller shall reasonably cooperate with Buyer at Buyer's expense in the filing and prosecution of any patent or copyright applications that Buyer may elect to file on the Acquired Assets.

(c)          To the extent permitted under such agreements, the software license and maintenance agreements (and all rights and obligations of Seller thereunder) of Seller for third party software and/or technology included in or related to the Business or the Division (collectively, the "Included License Agreements"); provided that all software license and maintenance agreements for third party software and/or technology included in or related to the Business which are not assignable or transferable hereunder or sufficient in scope to cover the Business (collectively, the "Excluded License Agreements" and, together with the Included License Agreements, the “License Agreements”) shall be listed in Exhibit 1(c) hereto along with the Included License Agreements and, with respect to each such Excluded License Agreement, Seller agrees that (i) within two (2) years of the date of this Agreement, Seller shall, at its own expense, either negotiate an Included License Agreement with respect to the content of such Excluded License Agreement or develop internally or obtain from an alternate source and under an Included License Agreement substantially equivalent technology for inclusion in the Acquired Assets and assign such Included License to Buyer as an Acquired Asset at no additional charge; and (ii) in the interim, Seller shall provide, at its own expense, such licenses to the content of each Excluded License Agreement as Buyer, the Division and its customers may require to conduct the Business;

(d)        All of Seller’s development and partnership agreements (and all rights and obligations of Seller thereunder) related to the Business or the Division, each of which is listed on Exhibit 1(d) hereto, if any (collectively, the “Development Agreements” and, together with the License Agreements, the “Acquired Contracts”);

(e)         With respect to the any technology constituting part of the Business or the Division, electronic versions (paper version if electronic version not available) of Seller’s (i) source code, whether in print, magnetically stored, or in some other form, and related materials in the possession of or available to Seller, including, but not limited to, comments, flow charts, documentation, and manuals, and implementation specifics (collectively, “Source Code”), it being understood that Seller’s obligation to deliver actual electronic versions of such Source Code shall be satisfied upon the delivery to Buyer of all versions of such Source Code currently used or relied upon in connection with the development, manufacture, maintenance or distribution of any product or any successor product; provided that Buyer shall have the right to require that Seller deliver, promptly upon Buyer’s request, any prior version or versions of such Source Code in the possession of or available to Seller; (ii) system software which is a part of Business, except that with respect to system software/build software covered by an Excluded License Agreement, Seller's obligation to Buyer shall be as set forth in 1(c); (iii) build software (package and build tree) except that with respect to build software covered by an Excluded License Agreement, Seller's obligation to Buyer shall be as set forth in 1(c); (iv) release scripts, procedures and documentation; (v) test suites, scripts, procedures and process documentation; (vi) performance documentation, programs and results sets; (vii) product specifications; (viii) functional specifications; (ix) design specifications; and (x) customer service and support documentation and call history (database, if applicable);

(f)         Copies of all competitive analysis or business development information for the Business and any correspondence of Seller related thereto; and

(g)	Copies of all marketing and sales materials of Seller for the Business.

For purpose of this Section 1, EMC Corporation shall be deemed to be the acquiror of all such right, title and interest in the Division in North America and EMC (Benelux) B.V., S à.r.l. shall be deemed to be the acquiror of all such right, title and interest in the Division everywhere else in the world.

2.         Excluded Assets. Notwithstanding the provisions of Section 1, the Acquired Assets shall not include, without limitation, any assets, properties or privileges of Seller not included in the Acquired Assets including without limitation and for purposes of clarification only, the assets listed on Exhibit 2 hereto and any other part of Seller’s business (the “Excluded Assets”). Without in any way limiting the foregoing and for clarification purposes only, the Acquired Assets shall not include know how, trade secrets, proprietary information, product documentation, software, methodologies, processes, tools, diagnostic, test and maintenance aids that are or have been used in connection with the development, licensing, maintenance or distribution of the Other Technology.

3.         Assumed Liabilities. Subject to the terms and conditions of this Agreement, at the Closing, Buyer shall assume and agree to pay, perform, fulfill and discharge the liabilities and obligations associated with the Acquired Assets, if any, which are listed on Exhibit 3 hereto (such liabilities and obligations are hereinafter referred to as the “Assumed Liabilities”).

4.	Excluded Liabilities.

(a) Notwithstanding the provisions of Section 3, Buyer is not assuming or in any way becoming liable or responsible for any liability of Seller not included in the Assumed Liabilities (collectively, the “Excluded Liabilities”).

(b) Seller shall retain and be responsible for the performance and discharge of all liabilities and obligations (i) relating to the Excluded Assets or (ii) arising from the ownership of the Acquired Assets prior to the Closing (as defined below).

(c) Seller agrees that Buyer is purchasing the assets debt-free and will reimburse the Buyer for any debt with respect to the Acquired Assets that is not an Assumed Liability.

5.         Purchase Price. In consideration of the sale, transfer and delivery by Seller to Buyer of the Acquired Assets and of the other agreements of the parties set forth in this Agreement, and subject to the assumption by Buyer of the Assumed Liabilities, if any, Buyer agrees to pay to Seller an aggregate amount of [             ], with EMC Corporation contributing $[              ] and EMC (Benelux) B.V., S.à.r.l. contributing $[      ] of such aggregate amount. Each payment shall be made by wire transfer of immediately available funds to the account designated by Seller.

6.          Closing. The closing (“Closing”) of the transactions contemplated by this Agreement shall be held at 10:00 A.M. local time at the offices of Buyer, 176 South Street, Hopkinton, Massachusetts as of the Effective Date (the "Closing Date").

(a)	Deliveries at Closing.

(i)	At the Closing, Seller shall deliver to Buyer the following:

(A)	a duly executed counterpart of this Agreement;

(B)        all of the Acquired Contracts, with such assignments thereof and consents to assignments (as and if permitted by such agreements) as are necessary or appropriate to assure Buyer of the full benefit of the same; and

(C)        such other instruments of sale, transfer, conveyance and assignment as Buyer shall reasonably request including, without limitation, assignment agreements with respect to all patent, trademark and copyright rights of Seller, if any.

(ii)	At the Closing, Buyer shall deliver to Seller the following:

(A)	a duly executed counterpart of this Agreement;

(B)        such other instruments of assumption as Seller may reasonably request; and

(C)        the portion of the Purchase Price due at Closing by wire transfer of immediately available funds to the account designated by Seller.

7.         Rights of Buyer. Seller hereby constitutes and appoints Buyer the true and lawful attorney of Seller, with full power of substitution, in the name of Seller or Buyer, by, on behalf of and for the benefit of Buyer: (a) to demand and receive from time to time all or any portion of the Acquired Assets and to make endorsements and give receipts and releases for and in respect of the same and any part thereof, (b) to institute, prosecute, compromise and settle any and all actions, litigations (other than litigation against Seller and its affiliates, officers, directors, employees and authorized agents) or governmental or administrative proceedings that Buyer may deem proper in order to collect, assert or enforce any claim, right or title of any kind in or to any Acquired Assets, (c) to defend or compromise any or all actions, litigations or governmental or administrative proceedings in respect of any Acquired

Assets, provided, however, that with respect to any claim for which Buyer intends to seek indemnification from Seller under this Agreement, Buyer shall not compromise or settle any such action or litigation without Seller’s prior written consent, which consent shall not be unreasonably withheld, and (d) to do all such acts and things in relation to the matters set forth in the preceding clauses (a) through (c) as Buyer shall reasonably deem appropriate.

8.          Further Assurances. Each of Seller and Buyer shall, from time to time after the Closing and at the reasonable request of the other party and without further consideration, execute and deliver such further instrumentation of transfer and assignment or take such other actions as may be reasonably necessary in order to more effectively consummate the transactions contemplated hereby in an effort to vest in Buyer good and valid title to the Acquired Assets and to give full force and effect to the intent of the parties reflected hereby.

9.          Representations and Warranties by Seller. Seller represents and warrants to Buyer that the representations and warranties contained in this Section 9 are true, correct and complete as of the Effective Date.

(a)         Organization and Standing. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to conduct its business as presently conducted and as proposed to be conducted by it. Seller has at all times complied with all provisions of its Certificate of Incorporation and By-laws, each as currently in effect, and is not in default under, or in violation of, any such provision.

(b)        Authority for Agreement. Seller has full corporate power and authority to execute and deliver this Agreement and to carry out its obligations thereunder. The execution, delivery and performance by Seller of this Agreement has been duly authorized by all necessary corporate action of Seller and no other action on the part of Seller is required in connection herewith. This Agreement has been duly executed and delivered by Seller and constitutes the valid and legally binding obligation of Seller. The execution and delivery of this Agreement, the compliance with the provisions hereof by Seller, and the consummation of the transactions contemplated hereby, will not (i) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under the Certificate of Incorporation and By-laws of Seller or under any contract, lease, sublease, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, Security Interest or other interest to which Seller is a party or by which Seller is bound or to which its assets are subject, (ii) result in the imposition of any Security Interest upon any assets of Seller or (iii) violate any order, writ, injunction, decree, rule or regulation applicable to Seller, or any of its properties or assets, except in each case, where such conflict, breach, default or other violation would not have a material adverse effect on the ability of Buyer to consummate the transactions contemplated hereby and thereby. For purposes of this Agreement, “Security Interest” means any mortgage, security interest, encumbrance, claim, charge, or other lien (whether arising by contract or by operation of law), other than liens for taxes not yet due.

(c)	Title to Acquired Assets. Seller owns the Acquired Assets and Seller has and is conveying to Buyer hereunder, upon delivery to Buyer of the instruments of transfer referred to in Section 6, good and valid title to the Acquired Assets. Except as set forth on Exhibit 9(c), none of the Acquired Assets includes any software distributed under a license that requires as a condition of use, modification or distribution of the software that such software or other software distributed with or combined with the software be (i) disclosed or distributed in source code form; (ii) licensed for the purpose of making the derivative works or (iii) redistributable at no charge

(“Open Source Software”).

(d)        Contracts. Seller has furnished to Buyer a correct and complete copy of each Acquired Contract listed on Exhibits 1(d) and 1(e), if any, and identified thereon what if any consents of any person are required to assign the Acquired Contracts to Buyer. Seller has performed all obligations under the Acquired Contracts required to be performed by it prior to the Closing. Seller is not in breach of any material term or provision of any Acquired Contract. To the knowledge of Seller, there does not exist under any Acquired Contract any event of default, except for any event which has not had and is not reasonably likely to have a material adverse effect on the Acquired Assets, and no claim has been made against Seller alleging any event of default. All Acquired Contracts are in full force and effect and enforceable against each party thereto.

(e)         Consents. No consent of any third party is required to be obtained by Seller and no consent, approval, order authorization of, or registration, qualification, designation, declaration or filing with any governmental authority is required in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

(f)         Intellectual Property. All patents, patent applications, copyrights, trade names, trademarks and trademark applications which are owned by or licensed to Seller or in which Seller has an interest that is directly related to the Business (collectively and, together with the know how, trade secrets and proprietary information included in the Business, the "Intellectual Property") are listed on Exhibit 9(f). All of Seller’s patents and registered trademarks that are directly related to the Business have been duly registered in, filed in or issued by the applicable patent office of each country identified in Exhibit 9(f), and have been properly maintained and renewed in accordance with all applicable laws and regulations of each such country. The use of the Intellectual Property contemplated by this Agreement does not require the consent of any other Person except to the extent that any such consent has already been provided by contract or license or except as noted in Exhibit 1(c). Except as noted in Exhibit 1(c), all of Seller’s rights to and interest in the Intellectual Property are freely transferable (except as otherwise provided by law) and are owned exclusively by Seller free and clear of any Security Interests. Except for those items identified in Exhibit 1(c), no other Person has an interest in or right or license to use, or right to acquire or the right to license any other Person to use (whether contingent or otherwise), any Intellectual Property; no claims or demands of any other Person pertaining thereto have been asserted against Seller in writing, and no proceedings have been instituted or are pending or, to the knowledge of Seller, threatened, which challenge Seller’s rights in respect thereof; to the knowledge of Seller, none of the Intellectual Property of Seller is being infringed by another Person, nor are any of them subject to any outstanding order, decree, ruling, charge, injunction, judgment or stipulation; and no claim has been made, or to the knowledge of Seller, is threatened, charging Seller with infringement of any adversely held patent, trademark, trade secret or copyright or other intellectual property. Seller has and is transferring to Buyer valid licenses for all third party software and technology included in the Acquired Assets. All personnel, including employees, agents, consultants and contractors, who have contributed to or participated in the conception and development of any part of Seller’s Intellectual Property rights on behalf of Seller have executed confidentiality, non-disclosure and intellectual property ownership agreements, representative copies of which have, or will be, furnished to Buyer. No current or former partner, director, officer, employee, consultant, independent contractor or affiliate of Seller (or any predecessor in interest) will, after giving effect to the transactions contemplated herein, own or retain any rights in or to any Intellectual Property. No security measures have been implemented in the software of Seller included in the Acquired Assets which would impair operation thereof, except such measures as have been disclosed to Buyer. Any technology included within the Division does not contain any device or feature designed to disrupt, disable, or otherwise impair the functioning of any such software.

(g)        Trade Secrets and Customer Lists. Seller has the right to use, free and clear of any claims or rights of any other Person, all trade secrets, customer lists and secret processes and know-how included in the Acquired Assets required for or used in the marketing of the Business. With regard to such technology and to the knowledge of Seller, Seller is not in any way making an unlawful or wrongful use of any confidential information, know-how, or trade secrets of any other Person.

(h)        Litigation. There is no litigation or governmental or administrative action, suit, proceeding or investigation (domestic or foreign) pending or, to the knowledge of Seller, threatened against Seller and directly related to the Division or the Acquired Assets. No claims or demands of any other Person pertaining thereto have been asserted against Seller in writing, and no proceedings have been instituted or are pending or, to the knowledge of Seller, threatened, which challenge Seller’s rights in respect thereof.

(i)         Sufficiency. Seller hereby represents and warrants that this Agreement is sufficient to transfer and convey title to the Acquired Assets to Buyer under applicable law.

(j)         Export Licenses. Seller acknowledges that the Acquired Assets are subject to the export jurisdiction of the United States, specifically the Export Administration Regulations and Export Control Classification Number (ECCN) 5D002. Seller represents that, to Seller’s knowledge, it has complied with all applicable international laws and regulations, including, without limitation, the US Export Administration regulations in the development, use and marketing of the Acquired Assets and in its business relations with third parties concerning the Acquired Assets

(k)        EXCEPT AS OTHERWISE SET FORTH IN THIS SECTION 9, THE ACQUIRED ASSETS AND THE OTHER TECHNOLOGY LICENSE PROVIDED BY THIS AGREEMENT ARE PROVIDED “AS IS”, WITHOUT WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, BY SELLER OR ITS AFFILIATES, INCLUDING, BUT NOT LIMITED TO, ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, COMPLETENESS, ACCURACY, AVAILABILITY, TITLE, NON-INFRINGEMENT, TRADE USAGE, COURSE OF DEALING, OR COURSE OF PERFORMANCE. THE ENTIRE RISK AS TO PERFORMANCE OF THE ACQUIRED ASSETS AND THE OTHER TECHNOLOGY LICENSE ARE WITH BUYER AND THERE IS NO GUARANTEE THAT THE ACQUIRED ASSETS AND THE OTHER TECHNOLOGY LICENSE PROVIDED UNDER THE TERMS OF THIS AGREEMENT WILL MEET THE REQUIREMENTS OF BUYER, BE ERROR FREE, OR OPERATE WITHOUT INTERRUPTION.

18.	Indemnification.

(a).        Indemnity by Seller. Seller hereby agrees to indemnify, defend and hold harmless Buyer and its directors, officers and affiliates against and in respect of any damage (a) that results from the inaccuracy of any representation or warranty made by Seller herein, (b) resulting from any misrepresentation, breach of warranty or non-fulfillment of any agreement or covenant of Seller contained herein, and any and all actions, suits and proceedings resulting from any of the foregoing, (c) relating to Excluded Assets or (d) arising from ownership of the Acquired Assets prior to the Closing, other than Assumed Liabilities (hereinafter called a “Buyer

Claim” or collectively “Buyer Claims”).

(b)        Certification of Claims. If Buyer is of the opinion that any Buyer Claim has occurred or will or may occur, Buyer shall so notify Seller, and each such notice shall be in writing and shall describe with reasonable specificity the nature of such asserted Buyer Claim.

(c)         Termination of Rights Hereunder. Notwithstanding any other provision hereof, no Buyer Claim may be made or lawsuit instituted under the provisions of this Section 15 or in any way arising in connection with this Agreement or any representation or warranty hereunder (except for Reserved Claims (as defined below)) after the fifth anniversary of this Agreement. “Reserved Claims” shall mean any Buyer Claims which have been asserted, in accordance with this Section 18, within the applicable periods set forth above.

(d)        Third Party Actions. In the event any claim is made, suit is brought against Buyer, Seller, or any of their respective directors, officers or affiliates which involves or appears reasonably likely to involve a Buyer Claim for which indemnification may be sought against Seller hereunder, such party will promptly (and in any event within three (3) business days) after receipt of notice of any such claim, suit or proceeding, notify Buyer or Seller, as the case may be, of the commencement thereof. Any failure by Buyer to so notify Seller of the commencement of any such claim, suit or proceeding will relieve Seller from liability only to the extent that such failure materially and adversely affects the ability of Seller to defend Seller’s interests in such claim, action or proceeding. Seller (at Seller’s expense) shall have the right and shall be given the opportunity to assume and control the defense of such claim, suit or proceeding with counsel of their choice reasonably satisfactory to Buyer so long as (i) Seller notifies Buyer in writing within ten (10) days after Buyer has given notice of the claim that Seller will indemnify Buyer from and against the entirety of any damages Buyer may suffer resulting from, arising out of, relating to, in the nature of, or caused by such claim, (ii) such claim involves only money damages and does not seek an injunction or other equitable relief, (iii) Seller conducts the defense of such claim actively and diligently, (iv) Seller has the financial resources to conduct an active and diligent defense and to pay, if necessary, the maximum amount of the damages sought and furnishes such documents and other information with respect to such financial resources as may be reasonably requested by Buyer, and (v) Seller promptly provides Buyer and its counsel with all documents and other information relating to the claim and defense thereof as may be reasonably requested by Buyer or its counsel; provided that Buyer and its counsel (at Buyer’s expense) may participate in (but not control the conduct of) all matters pertaining to the defense or settlement of such claim, suit or proceeding. Whether or not Seller elects to assume such defense, Buyer shall not, except at its own cost, make any settlement with respect to any such claim, suit or proceeding without the prior written consent of Seller. Buyer’s consent to the settlement of any such claim, suit or proceeding by Seller shall be required and shall not be unreasonably withheld or delayed, but such consent shall not be required if (or to the extent that) such settlement only requires the payment of a monetary amount by Seller and includes a full release of claims by the claimant and Seller against Buyer and does not include a statement as to or admission of fault, culpability or failure to act by or on behalf of Buyer.

In the event any of the conditions set forth in clauses (i) to (iv) above is or becomes unsatisfied, or if Seller elects not to conduct the defense of the claim, then (A) the Buyer may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, such claim in any manner it may deem appropriate (and the Buyer need not consult with, or obtain any consent from, Seller or any of its affiliates in connection therewith), (B) Seller will reimburse the Buyer promptly and periodically for the costs of defending such claim (including reasonable attorneys’ fees and expenses), and (C) Seller will remain responsible for any damages the Buyer may suffer resulting from, arising out of, relating to, in the nature of, or caused by such claim to the fullest extent provided in this Section 18.

(e)         Definition of Damages. For purposes of this Section 18, the term “damages” shall mean the amount of any loss, claim, demand, damage, deficiency, assessment, judgment, remediation, cost or expense (including reasonable attorneys’, consultants’ and experts’ fees and expenses) actually incurred, less the sum of any amount recovered under any insurance policy carried by the party or parties seeking indemnification. In the event that Buyer pays a claim covered by Buyer’s insurance for which it is entitled to indemnification by Seller hereunder, Buyer shall pay such claim and Seller shall reimburse Buyer the full amount of such claim (less the amount of any insurance proceeds previously recovered by the Buyer with respect to such claim). In the event the Seller pays a claim and Buyer subsequently receives insurance proceeds with respect to such claim, Buyer shall pay Seller such insurance proceeds up to the amount actually paid by Seller.

(f)         The foregoing provisions of this Section 18 notwithstanding, in no event shall the liability of Seller exceed an aggregate amount equal to $50 million.

19.       No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended or shall be construed to confer upon, or to give to, any person, firm, limited liability company or corporation other than Buyer and its successors and assigns, any remedy or claim under or by reason of this Agreement. All terms, covenants, promises and agreements contained in this Agreement shall be for the sole and exclusive benefit of Buyer and its successors and assigns.

20.       Expenses. Each of Seller and Buyer shall assume and bear all expenses, costs and fees incurred or assumed by such party in the preparation and execution of this Agreement and the performance of the transactions contemplated hereby, whether or not the transactions shall be consummated; and Buyer and Seller shall indemnify and hold each other harmless from and against any and all liabilities and claims in respect of any such expenses, costs or fees not the responsibility of or assumed by the other party.

21.        Publicity; Disclosures; Confidential Information; Use of Name. Except as expressly provided herein, no press release or other public disclosure, whether written, electronic or oral, of the transactions contemplated hereby shall be made by either party or any of their respective affiliates or representatives without the express prior written consent of the other party.

22.       Binding Nature of Agreement. This Agreement shall be binding upon Seller, Buyer and their respective successors and assigns.

22.        Notices. All notices, requests, demands, consents and communications necessary or required under this Agreement shall be delivered by hand or sent by registered or certified mail, return receipt requested, or by overnight courier, or by facsimile (receipt confirmed) to:

if to Buyer:	EMC Corporation

176 South Street

Hopkinton, MA 01748

Attention:	Office of the General Counsel

Telecopier: (508) 497-6915

if to Seller:	Acxiom Corporation
1 Information Way
P.O. Box 8180
Little Rock, AR 72203

Attention: Company Legal Leader
Telecopier: (501) 342-5610

All such notices, requests, demands, consents and other communications shall be deemed to have been duly given or sent five (5) days following the date on which mailed, or two (2) days following the date mailed if sent by overnight courier, or on the date on which delivered by hand or by facsimile transmission (receipt confirmed), as the case may be, and addressed as aforesaid.

23.       Successors and Assigns. All covenants and agreements set forth in this Agreement and made by or on behalf of any of the parties hereto shall bind and inure to the benefit of the successors, heirs and assigns of such party, whether or not so expressed. Neither party may assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the other party.

24.       Severability. In the event that any one or more of the provisions of this Agreement is held invalid, illegal or unenforceable in any respect for any reason in any jurisdiction, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired or affected, it being intended that each of parties’ rights and privileges shall be enforceable to the fullest extent permitted by law, and any such invalidity, illegality and unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

25.       Governing Law. This Agreement shall be governed by and construed and enforced exclusively in accordance with the laws of The Commonwealth of Massachusetts, without giving effect to the principles of conflicts of laws thereof.

26.        Entire Agreement. This Agreement, including the Exhibits, is complete, and all promises, representations, understandings, warranties and agreements with reference to the subject matter hereof, and all inducements to the making of this Agreement relied upon by all the parties hereto, have been expressed herein or in such Exhibits. This Agreement may not be amended except by an instrument in writing signed by Seller and Buyer.

27.       Confidentiality. The terms of the Confidentiality Agreement, dated February 3, 2003, shall remain in full force and effect and such terms not otherwise in conflict with the provisions of this Agreement are hereby incorporated herein by this reference.

Exhibit 13(d)(iv)

List of Individuals

Chuck Howland

Terry Talley